UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2009

EDEN ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-31503
(Commission File Number)

98-0199981
(IRS Employer Identification No.)

PO Box 40517 200 Burrard St. Vancouver BC V6C 3L8 Canada
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 604.693.0179

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 20, 2009 we finalized settlements relating to the four creditors who filed liens against our Ant Hill Unit properties in Colorado. Pursuant to the settlement agreements, in consideration for full and final payment on account by Eden, the four creditors will each deliver an original lien release which will be recorded by the Rio Blanco County Clerk and Recorder in Colorado.

The settlement payment amount agreed to with Mountain States Pipeline, Inc. was $340,000 which was distributed as follows:

Wagner Equipment Co.	$148863.77
Yampa Valley Bank	$73386.15
Integrated Production Services Inc.	$2000.00
Branaugh Law Offices P.C	$6060.82
Gersh & Helfrich LLP COLTAFF Trust Acc’t	$77000.00
Mountain States Pipeline Inc	$32689.26
Total	$340000.00

While the foregoing represented the most material creditors and settlements, we have also settled the majority of our other accounts payable relating to our 2008 work program in the Ant Hill Unit. We expect to have all accounts settled by October 30, 2009, at which time, pursuant to our agreement with our Ant Hill partner, we will provide them with confirmation of our settlements and lien releases for the agreed to reimbursement of our Ant Hill pipeline and water gathering system costs.

In order to fund the settlements and provide capital for ongoing operations we requested and have received a further advance of $500,000 from the loan agreed to with Mr. Sharpe, pursuant to the loan agreement previously disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDEN ENERGY CORP.

/s/ Drew Bonnell
Drew Bonnell
Chief Financial Officer and Director

Date: October 26, 2009